MISTRAS Provides Update on Project Phoenix

PRINCETON JUNCTION, N.J., November 2, 2023 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, today provided an update on the status of Project Phoenix, the Company’s strategic program to increase Income from Operations through reductions in corporate administrative overhead and enhancements to pricing.

In February 2023, the Board of Directors announced that the Company engaged with Alix Partners to undertake an operational review designed to accelerate profitable growth by identifying meaningful margin improvement opportunities and steps to achieve sustained cost savings, referred to as Project Phoenix. In addition, as part of this initiative a new commercial function was established, to drive top-line profitable revenue growth via strategic pricing and sales enablement.

Project Phoenix identified various opportunities, which the Company subsequently vetted through a comprehensive diligence process and has completed the validation of a majority of the initial Project Phoenix opportunities. The first completed initiative was the transformation of the Company’s Products and Systems’ segment announced on October 2, 2023. The Company also implemented additional initiatives in the month of October 2023 related to streamlining our North American operations and improvements related to pricing actions.

The following is a brief overview of the additional actions being implemented as a result of Project Phoenix:

•Strategic Pricing: The Company has developed and will be further enhancing a proactive structural pricing strategy intended to address inflationary costs experienced in our business.

•Reductions to Overhead: The Company’s goal is to reduce selling, general, and administrative expenses (“SG&A”) to approximately 21% of total revenues by the end of 2024, primarily through a rationalization of the overhead workforce, including a targeted 15% reduction in administrative headcount, without adversely impacting the Company’s technician base or ability to support operations and service its customers.

•New Leadership: As part of the Company’s transformation plan to improve shareholder value by lowering SG&A, improving free cash flow, and accelerating growth, the Board made recent changes to senior leadership within the Company to further strengthen the organization and enhance the execution of the various initiatives comprising Project Phoenix.

As summarized in the first row of the table below, the actions completed by the Company during the nine months ended September 30, 2023, are expected to yield annualized projected 2024 cost savings of approximately $12 million, of which approximately $7 million is expected to be realized in 2023, due to actions completed as of September 30, 2023 including the transformation of the Company’s Products and Systems segment announced on October 2, 2023, in addition to other ancillary initiatives.

Subsequent to September 30, 2023, and prior to the release of the Company’s third quarter 2023 financial results, the Company completed further actions that are expected to yield incremental annualized projected 2024 cost reductions of approximately $12 million including the optimization of North America administrative support functions, of which approximately $2 million is expected to be realized in the fourth quarter of 2023, as summarized in the second row of the table below.

Benefit* (amounts in millions)	Actual In-year Benefit 2023 Savings	Annualized Projected 2024 Run Rate Savings
Nine months ended September 30, 2023	$7	$12
Fourth Quarter 2023	2	12
Anticipated 2023 Totals	$9	$24

* Benefit is comprised of a reduction in Cost of Revenue or SG&A, as detailed in the table below.

These initiatives, including those previously disclosed, combine to yield a projected annualized cost savings of approximately $24 million, of which approximately $9 million is expected to be realized in fiscal 2023, with the full $24 million benefit expected to be realized in fiscal 2024. This would result in an approximate $15 million incremental benefit from Project Phoenix in 2024 as compared to 2023. The Company will be working to finalize additional opportunities in the fourth quarter of 2023, which are anticipated to provide further benefit to the figures presented above.

In addition to the aforementioned projected cost savings, the Company is focused on the implementation of strategic price increases which will improve revenue in 2023 by approximately $1 million and are expected to provide an additional $6 million revenue benefit in 2024. Refer to the chart below for a summary of the estimated revenue increase and cost saving by year in connection with Project Phoenix.

Anticipated Benefit (amounts in millions)	Fiscal 2023	Fiscal 2024
Revenue	$1	$6
Gross Profit	-	3
SG&A	9	21
Total in Year Benefit	$10	$30

Manny N. Stamatakis, Chairman of the Board and Interim President and Chief Executive Officer, stated, “In addition to identifying material cost saving opportunities, Project Phoenix has provided a roadmap to long term profitable growth, and I am very optimistic for the future of Mistras. In addition, we intend to invest in initiatives that can expand Mistras into existing and emerging industries that represent growing markets for our software and analytical services.

We will continue to run our legacy businesses with a new focus on optimizing returns through strategic pricing actions to help offset the inflationary cost increases to our business, and produce efficiency and productivity improvements, which will benefit our bottom line. Our goal is for these collective actions to improve our Income from Operations in 2024 by approximately $30 million, before any restructuring or other charges related to implementing Project Phoenix Initiatives in 2024. This would result in an all-time high in Adjusted EBITDA achieved in the history of the Company.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer commented “I also share Manny’s optimism for the future of Mistras. We will continue to make strategic investments related to efficiency and productivity, which we believe will help us further benefit from our existing customer base as well as expand into adjacent markets.”

Mr. Stamatakis continued “Mistras has persevered and overcame unprecedented headwinds and challenges over the past several years, including the significant shock of the COVID 19 Pandemic, global supply chain disruptions, and persistent inflation. Nevertheless, Mistras has generated strong cash flow and reduced debt by nearly $100 million since the beginning of 2019.
Given the need to accelerate progress, and knowing we could become more efficient and improve our commercial efforts, Project Phoenix was conceived and launched, and is well on the way towards successful implementation. With the progress made thus far in 2023, I believe that we have a good plan to improve shareholder value in 2024.”

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society, inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and data analytical and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.
For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing & Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, cost savings and other benefits we expect to realize from Project Phoenix and actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements, including risks and uncertainties related to the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities including with respect to Project Phoenix. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2022 Annual Report on Form 10-K dated March 15, 2023, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to trends and forward-looking information. The term "Adjusted EBITDA" used in this release is a financial measure not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. This non-GAAP financial measure has material limitations as a performance or liquidity measure and should not be considered an alternative to net income (loss) or any other measures derived in accordance with GAAP. As the non-GAAP financial measure used in this press release may not be calculated in the same manner by all companies, this measure may not be comparable to other similarly titled measures used by other companies.